FOR IMMEDIATE RELEASE

Tengasco Announces Appointment of Independent Accounting Firm

KNOXVILLE, Tenn., September 22, 2011 -- Tengasco, Inc. (NYSE Amex: TGC) (the “Company”) today announced that on September 21, 2011, with approval of the Company’s Audit Committee, the Company engaged Hein & Associates LLP (“Hein”) as its independent registered public accounting firm effective September 21, 2011.  Hein replaces Rodefer Moss & Co, PLLC (“Rodefer Moss”) as the Company’s independent registered public accounting firm.  The change in accounting firms was not due to any disagreement with Rodefer Moss. Further information as to our change of accountants is available in the Current Report on Form 8-K the Company filed today with the SEC.

Hein is a leading accounting and advisory firm that has served both public and private companies in the energy industry for more than 30 years. According to Accounting News Report’s 2011 SEC Registrant Auditor Analysis, Hein is one of the 25 largest auditors of U.S. public companies.

Jeffrey R. Bailey, CEO said “We are pleased to announce the selection of Hein as Tengasco’s new independent accounting firm.  Hein has impressive experience in regard to accounting issues for public companies in general and public oil and gas companies in particular.  We have determined that utilizing the services of Hein, a larger accounting firm with specialized knowledge and experience in oil and gas accounting, will provide management with a strong foundation on which to base future growth. We also want to thank Rodefer Moss for its fine professional efforts and assistance over the past several years which have contributed to the Company’s progress.”

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Jeffrey R. Bailey CEO
865.675.1554